                                                                     EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                   CNET, INC.,

                                    GDT S.A.

                                       AND


                               THE SHAREHOLDERS OF
                                    GDT S.A.





                                  JULY 23, 1999

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") dated as of July 23, 1999 (the "Effective Date"), is by and among GDT S.A., a Swiss Societe Anonyme (the "Company"), the shareholders of the Company listed on the signature page hereto (collectively, the "Sellers") and CNET, Inc., a Delaware corporation ("CNET").

         WHEREAS, the Sellers own all of the outstanding capital stock of the Company;

         WHEREAS, the Sellers desire to sell all of the outstanding capital stock of the Company to CNET, and CNET desires to purchase all of the outstanding capital stock of the Company from the Sellers, on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                  THE PURCHASE

         1.1 Sale and Delivery of the Shares. Pursuant to the terms of, and subject to the conditions set forth in, this Agreement, CNET hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to CNET, all of their respectively owned outstanding capital stock of the Company for the consideration set forth in Section 1.3.

         1.2 Closing Date. Unless this Agreement is terminated pursuant to
Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the sale and purchase of the outstanding capital stock of the Company (the "Closing") shall take place at a location agreed to by the Buyer and the Sellers as soon as practicable (but in any event within five business days) after the conditions set forth in Article VI have been satisfied or waived, or at such other date, time and place as agreed upon by the parties to this Agreement (such date and time of closing being herein called the "Closing Date").

         1.3 Consideration. As consideration in full for the sale and purchase of all of the issued and outstanding capital stock of the Company, whose capital stock is set forth in Exhibit A to this Agreement (collectively, the "Shares"), CNET will pay to the Sellers an aggregate of Fifty Million Dollars U.S. ($50,000,000 U.S.) in the respective amounts set forth in Exhibit A (collectively, the "Purchase Price"). The Purchase Price will be payable as follows: (a) Thirty Million Dollars U.S. ($30,000,000 U.S.) of the Purchase Price to be paid at the Closing in cash by wire transfer of immediately available funds (to the account specified in writing by the Management Shareholders to CNET at least two business days prior to the Closing) and (b) Twenty Million Dollars U.S. ($20,000,000 U.S.) of the Purchase Price to be paid by delivery of certificates representing shares of common stock of CNET (the "CNET Stock") which will be delivered as soon as practicable following Closing. For such purposes, the CNET Stock will be valued based on the average closing price of the common stock of CNET on the Nasdaq National Market, as reported in the West Coast Edition of the Wall Street Journal, for the five trading days immediately prior to (but not including) the Effective Date which amount is $46.60 U.S. per share, resulting in 429,185 shares of CNET Stock. The number of shares of CNET Stock to be issued to each Seller receiving CNET Stock will be rounded to the nearest whole share. The number of Shares of CNET Stock is subject to reduction pursuant to Section
5.8. Management Shareholders (as defined in Article II) shall cause the cash portion of the purchase price to be distributed to the Sellers in accordance with Exhibit A as soon as possible after the Closing.

         1.4 Closing Deliveries. At the Closing,

                  (a) CNET will pay to the Sellers the Purchase Price specified in Section 1.3 in the respective amounts specified in Exhibit A;

                  (b) the Sellers will deliver stock certificates representing the Shares, duly endorsed for transfer or accompanied by stock powers duly executed in the name of CNET, and any other documents that are necessary to transfer to CNET good title to all such Shares;

                  (c) the Sellers will deliver to CNET the originals or copies of any and all of the books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information of and relating to the Company, which delivery will be take place at the Company's principal place of business; and

                  (d) CNET, the Sellers and the Company will execute and deliver the documents required to be delivered by each of them pursuant to
         Article VI.

         1.5 Further Assurances. At or after the Closing, and without further consideration, the Sellers will execute and deliver to CNET such further instruments of conveyance and transfer as CNET may reasonably request in order to more effectively convey and transfer the Shares to CNET and to put CNET in operational control of the Company, or for aiding, assisting, collecting and reducing to possession any of the Shares and the assets of the Company and exercising rights with respect thereto.

                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT SHAREHOLDERS

         The Sellers listed on Exhibit F (the "Management Shareholders") hereby jointly and severally represent and warrant to CNET that:

         2.1 Organization and Qualification. The Company is a Societe Anonyme duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations, as presently conducted, make such qualification necessary. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction. The Company does not operate under any assumed names in any jurisdictions.

         2.2 Authority. The Company has all requisite corporate power and authority to execute, deliver and perform under this Agreement and all other agreements, certificates and instruments to be executed by the Company in connection with or pursuant to this Agreement (collectively, the "Company Documents"). The execution, delivery and performance by the Company of each Company Document to which it is a party has been duly authorized by all necessary action on the part of the Company. This Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company. This Agreement is, and, upon execution and delivery by the Company at the Closing, each of the other Company Documents will be, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

         2.3 Formation Documents. The Sellers and the Company have made available to CNET true, correct and complete copies of the Company's Articles of Incorporation, excerpt from the Registre du commerce de Vevey which reflects the current status of the Company, Rules of Organization within the meaning of
Article 716(b) of the Swiss Code of Obligations (the "Rules of Organization") and operating agreements, minute books, stock record books and all other organizational documents of the Company. Such records include minutes or consents reflecting all actions taken by the directors, committees and stockholders of the Company. The Company is not in violation of its Articles of Incorporation or of its Rules of Organization.

         2.4 Capitalization of the Company. The capital stock of the Company consists of issued and outstanding stock of CHF 333,830, which is divided into 33,383 fully paid-up registered shares of nominal value CHF 10 each. The Shares constitute all of the issued and outstanding capital stock of the Company. The Shares have been duly authorized and validly issued in compliance with all applicable laws, and are fully paid and nonassessable and free of preemptive rights. The Company does not hold any shares of its capital stock as treasury shares, and has no shares of capital stock reserved for any purpose. There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating any of the Sellers or the Company, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any shares of capital stock or other equity interest in, or any agreement, document, instrument or obligation convertible or exchangeable therefore, the Company except an authorized capital increase decided at an extraordinary general meeting of shareholders on July 5, 1999, of authorized stock of 450 shares of nominal value CHF 10 each which may be issued at the discretion of the Company's board of directors within the limits of Article 5 of the Articles of Incorporation and applicable law and within two years from the registration with the commercial register of the amendment on such authorized capital. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any

Person (as defined in Section 2.14) is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any equity capital of the Company. No Bons de Jouissance have been issued by the Company.

         2.5 Subsidiaries and Other Interests. The Company has no subsidiaries and does not own any equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.

         2.6 Title to Assets.

                  (a) Set forth in Schedule 2.6(a) is a complete list of all assets of the Sellers or the Company used in or associated with the business of the Company (the "Business"), including but not limited to
         (i) all real property owned by the Company or used in or associated with the Business (including the street address), (ii) all real property leased or otherwise used in or associated with the Business (including the street address), and (iii) each vehicle owned or leased by the Company used in or associated with the Business.

                  (b) The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liabilities (as defined in Section 2.11) and any Liens, other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent and (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties. The Company holds a valid leasehold interest in all of the leased assets of the Company.

                  (c) The real property owned or leased by, or used in or associated with the Business (the "Real Property") is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Company. None of the Real Property is used for any residential purposes. The Closing will not result in a violation of, or any action or claim arising under Lex Friedrich or Lex Koller. There are no actions pending or, to the knowledge of the Company, threatened that would alter the current zoning classification of the Real Property or alter any applicable laws, statutes, regulations, codes, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. The Company has not received notice from any insurance companies or any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the knowledge of the Company, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.

                  (d) The Closing will not, by operation of law or otherwise, result in the Company's forfeiture of its title to the Company's assets, including, without limitation, the Real Property.

         2.7 Condition of Assets. All of the assets of the Company, including any assets held under leases or licenses, are in good condition and repair, ordinary wear and tear excepted, and are in good working order and have been properly and regularly maintained.

         2.8 No Violation. The execution, delivery and performance of the Seller Documents and the consummation of the transactions contemplated thereby, including without limitation the sale of the Shares to CNET, will not (i) conflict with or violate the Registre du Commerce and Articles of Association, in each case as amended or restated, of the Company: (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, "Laws") applicable to the Company or by which any of its properties or assets is bound or subject; or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by or to which the Company or any of its properties or assets is bound or subject.

         2.9 Consents.

                  (a) Except for the consent of the Company's Board of Directors as described in Section 6.1(p), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body or any other Person is required on the part of any of the Sellers or the Company in connection with the sale and purchase of the Shares or any of the other transactions contemplated by the Seller Documents.

                  (b) No consent, approval, or authorization is required on the part of any party to a Material Contract (as defined in Section 2.17(a)) in connection with the sale and purchase of the Shares or any of the other transactions contemplated by the Seller Documents.

         2.10 Financial Statements; Statistics.

                  (a) Attached as Schedule 2.10(a) are true and complete copies of (i) the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of June 30, 1999 (the "Latest Balance Sheet Date") and the related unaudited statements of operations and cash flow for the six
         (6) months then ended, and (ii) the audited balance sheet of the Company as of December 31, 1998 and the related audited statements of operations and cash flow for the year then ended (collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with Swiss generally accepted accounting principles applied on a consistent basis ("GAAP"), subject in the case of the unaudited statements to the absence of footnote disclosure and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which will not be material, individually or in the aggregate. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by the Company.

                  (b) All inventories reflected in the Latest Balance Sheet or included in the assets of the Company are of good and merchantable quality and are salable in the ordinary course of business (in the case of inventory held for sale) or currently usable (in the case of other inventory). The value of the inventories reflected in the Latest Balance Sheet are stated in accordance with GAAP.

                  (c) All accounts receivable reflected in the Latest Balance Sheet or generated since the Latest Balance Sheet arose in the ordinary course of business and to the Company's knowledge, are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction.

                  (d) The total Liabilities of the Company of the type that would be reflected in a balance sheet of the Company prepared as of the Closing Date in accordance with GAAP do not exceed One Million Six Hundred Thousand U.S. Dollars ($1,600,000 U.S.) and the Company has cash on hand of at least Four Hundred Thousand U.S.
         Dollars ($400,000 U.S.).

         2.11 Absence of Undisclosed Liabilities. The Company has no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, "Liabilities") except for (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business and consistent with past practice after the Latest Balance Sheet Date; and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice under any Material Contract and under other agreements entered into by the Company in the ordinary course of business that are not included within the definition of Material Contracts set forth in
Section 2.17(a), which Liabilities are not required by GAAP to be reflected in the Latest Balance Sheet. For purposes of this Agreement, ordinary course Liabilities do not include, without limitation, any Liabilities under an agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of any Law by the Company or any of the Sellers.

         2.12 Absence of Certain Changes or Events. Except as set forth in
Schedule 2.12, since December 31, 1998, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss

(whether or not covered by insurance) with respect to any material assets of the Company; (b) any change by the Company in its accounting methods, principles or practices; (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of the Company or any redemption, purchase or other acquisition by the Company of any of its securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company, except for annual bonuses or merit increases in salaries or wages in the ordinary course of business and consistent with past practice; (e) any payment or other transfer of assets by the Company to any Seller, other than compensation payments in the ordinary course of business and consistent with past practice; (f) any revaluation by the Company of any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (g) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of Fifty Thousand Dollars U.S. ($50,000 U.S.), or the local currency equivalent thereof; (h) any incurrence of indebtedness for borrowed money other than trade payables incurred in the ordinary course of business; (i) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company; or (j) any change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations or prospects of the Company.

         2.13 Taxes. All required federal, cantonal, communal and other tax returns, notices and reports (including without limitation income, capital, property, sales, use, value added, franchise, withholding, social security and unemployment tax returns) relating to or involving transactions with the Company have been accurately prepared and duly and timely filed by the Company, and all taxes required to be paid by the Company with respect to the periods covered by any such returns have been timely paid. No tax deficiency has been proposed or assessed against the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any tax. No tax audit, action, suit, proceeding, investigation or claim is now pending or, to the knowledge of the Company, threatened against the Company, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with the Company's tax returns or reports or the failure of the Company to file any tax return or report. The Company has withheld or collected from each payment made to each of its employees the full amount of all taxes required to be withheld or collected therefrom and has paid same to the proper tax receiving officers or authorized depositaries. CNET will not be responsible for any income, sales, use, excise or other tax that arises out of or results from the sale of the Shares hereunder, the operation of the Company prior to the Closing or any other transaction or activity of the Sellers or the Company, excluding (in each case) taxes attributable to the income of CNET after the Closing and to the ownership and operation of the Company after the Closing.

         2.14 Absence of Litigation. There are currently no pending or, to the knowledge of the Company, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, officers, employees or agents (in their capacities as such) or to which any of the assets of the Company is subject. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

         2.15 Permits; Compliance. The Company does not require any franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders ("Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and its assets and operations are currently and have at all times been in compliance with all Laws applicable to the Company and its operations or by or to which any of its assets is bound or subject, including without limitation all Laws related to environmental protection, employee benefits, labor and employment and occupational health and safety. The Company has not received from any Governmental Body any written notification with respect to possible violations of Laws.

         2.16 Employee Matters. Set forth on Schedule 2.16 is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. Except as set forth on Schedule 2.16, the Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the knowledge of the Company there are no organization efforts currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance with all provisions of each applicable collective bargaining agreement, and no complaint alleging any violation of such provisions has been filed or, to the knowledge of the Company, threatened to be filed with or by any Governmental Body. The Company has not experienced, and the Company does not know or have reasonable grounds to know of any basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. The Company has not experienced, and the Company does not know or have reasonable grounds to know of any basis for any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. No claims or disputes exist between the Company and any of its employees.

         2.17 Material Contracts.

                  (a) Schedule 2.17(a) lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company is bound that is material, directly or indirectly, to the business of the Company (collectively, the "Material Contracts"), including without limitation (i) any licensing, advertising, promotion, consulting or services agreements pursuant to which the Company earns revenue; (ii) any licensing, supply, or services agreements pursuant which the Company is entitled or obligated to acquire any assets or services from any person through payment(s) in the aggregate of more than Ten Thousand Dollars U.S. ($10,000 U.S.), or the local currency equivalent thereof in any twelve-month period; (iii) any insurance policies; (iv) any employment, consulting, non-competition, separation, collective bargaining, union or labor agreements or arrangements; (v) any agreement evidencing, securing, guarantying or otherwise relating to any indebtedness for which the Company has any Liability other than trade payables incurred in the ordinary course of business that are Liabilities less than Ten Thousand Dollars U.S. ($10,000 U.S.), or the local currency equivalent thereof, (vi) any agreement with or for the benefit of any stockholder of the Company, or any affiliate or family member thereof (which agreements are specifically identified as such in Schedule 2.17(a)); (vii) any real property leases or any capital or operating leases or conditional sales agreements relating to vehicles or equipment; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of Fifty Thousand Dollars U.S. ($50,000 U.S.), or the local currency equivalent thereof. The contracts identified in Schedule 2.17(a)(i) provide for revenues consistent with the GDT Effective and Forecasted Revenues for 1999 attached hereto with Schedule 2.17.

                  (b) The Company has performed in all material respects all of its obligations under each Material Contract and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Company or, to the Company's knowledge on the part of any other party thereto, under any Material Contract.

                  (c) Each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its respective terms. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. The Company has delivered to CNET a copy of each written Material Contract and a written summary of the material terms of each oral Material Contract.

         2.18 Material Customers and Suppliers. Set forth in Schedule 2.18 is a complete list of each customer of the Company that has accounted for revenues of more than Fifty Thousand U.S. Dollars ($50,000 U.S.) or the local currency equivalent thereof, in calendar year 1998 or Ten Thousand U.S. dollars ($10,000 U.S.) or the local currency equivalent thereof, during any month since January 1999 (the "Material Customers"), and indicating the amount of revenues attributable to each Material Customer during the year ended December 31, 1998 and during the interim period ending on the Latest Balance Sheet. Also set forth in Schedule 2.18 is a complete list of the Company's ten largest suppliers (the "Material Suppliers") by dollar volume of supplied goods and/or services. None of the Material Customers or Material Suppliers has threatened to, or notified the Company or any of the Sellers of any intention to, terminate or materially alter its relationship with the Company, and there has been no material dispute with a Material Customer or Material Supplier since January 1, 1996.

         2.19 Intellectual Property.

                  (a) For purposes of this Agreement, "Intellectual Property" means all of the Company (i) patents, copyrights and copyrightable works, trademarks, service marks, trade names, service names, brand names, logos, trade dress, Internet domain names and all goodwill symbolized thereby and appurtenant thereto; (ii) trade secrets, inventions, technology, know-how, proprietary information, research material, specifications, surveys, designs, drawings and processes; (iii) computer software and related documentation, including without limitation operating software, network software, firmware, middleware, design software, design tools, management information systems, systems documentation and instructions, databases and the tangible objects in which the foregoing rights are embodied (collectively, "Software");
         (iv) artwork, photographs, editorial copy and materials, formats and designs, including without limitation all content currently or previously displayed through Internet sites operated by the Company;
         (v) customer, partner, prospect and marketing lists, market research data, sales data and traffic and user data; (vi) registrations, applications, recordings, common law rights, "moral" rights of authors, licenses (to or from the Company) and other agreements relating to any of the foregoing; (vii) rights to obtain renewals, reissues, extensions, continuations, divisions or equivalent extensions of legal protection pertaining to the foregoing; and (viii) claims, causes of action or other rights at law or in equity arising out of or relating to any infringement, misappropriation, distortion, dilution or other unauthorized use or conduct in derogation of the foregoing occurring prior to the Closing.

                  (b) Except as set forth in Schedule 2.19, there are no registrations or applications for registration of any Intellectual Property or any licenses (to or from the Company) with respect to any registered Intellectual Property.

                  (c) The Company owns or has the right to use pursuant to Material Contracts all Intellectual Property used by the Company in connection with or necessary to the operation of its business, without infringing on the rights of any person. The Company is not obligated to pay any royalty or other consideration to any person in connection with the use of any such Intellectual Property.

                  (d) No claim has been asserted against the Company to the effect that the use of any Intellectual Property by the Company infringes the rights of any person. To the Company's knowledge, no other person is currently infringing upon the rights of the Company with respect to the Company's Intellectual Property.

         2.20 Competing Interests. Neither any of the Management Shareholders, the Company, nor any director, officer, agent or employee of the Company, or any affiliate or immediate family member of any of the foregoing (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Company Agreement or other business relationship or arrangement material to the Company.

         2.21 Illegal Payments. Neither any of the Sellers, the Company, nor any of the Company's directors, officers, agents or employees, or any affiliate or immediate family member of any of the foregoing has used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses or payments. Neither the Company, nor any of the Company's directors, or officers, or Albert de Heer, Rudolf de Heer, Eric Blaettler, Constantin

Zabrodine, Alexander Kviatkevitch, Mark Buckingham, or Eva Buckingham, or to the Company's knowledge, ORTA Electronics, has (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (b) made any other unlawful payment.

         2.22 Year 2000 Compliance. All hardware, firmware, software and computer systems of the Company are, or will be by the Closing, Year 2000 Compliant (as defined below) and shall continue to function in accordance with their intended purpose without material error or material interruption as a result of the transition to the year 2000. The Company does not need to incur any additional costs to become Year 2000 Compliant. As used herein, "Year 2000 Compliant" means, with respect to any Person, that the hardware, firmware, software and computer systems of such Person (i) will completely and accurately address, produce, store and calculate data involving dates before, on and after January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions; and (ii) will provide that date-related functionalities and data fields include the indication of century and millennium and will perform calculations that involve a four-digit year.

         2.23 Brokers. Neither the Sellers nor the Company have incurred, nor will they incur, any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

         2.24 Insurance. Set forth in Schedule 2.24 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and its businesses, properties and assets (and its directors, officers, salespersons, agents or employees). All such policies are in full force and effect. The Company has not received a notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 2.24 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance. The Company's insurance policies are issued by insurers of recognized responsibility and insure the Company and its business, properties and assets against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated.

         2.25 Investor Representations.

                  (a) The Sellers identified on Exhibit A as individuals receiving shares of CNET Stock ("Shareholders Receiving CNET Stock") understand that the CNET Stock to be issued to the Shareholders Receiving CNET Stock pursuant to Section 1.03 hereof has not been registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering and will constitute "restricted securities" under the Securities Act. Consequently, the Shareholders Receiving CNET Stock will be able to resell such CNET Stock only (i) pursuant to an effective registration statement covering such resale or
         (ii) pursuant to an exemption from registration, such as the exemption provided under rule 144 under the Securities Act ("Rule 144").

                  (b) Each of the Shareholders Receiving CNET Stock (i) has a preexisting personal or business relationship with the Company, (ii) by reason of such Shareholders Receiving CNET Stock business or financial experience or the business or financial experience of such Shareholders Receiving CNET Stock professional advisors who are unaffiliated with and who are not compensated by CNET or any affiliate or selling agent of CNET, directly or indirectly, could be reasonably assumed to have the capacity to protect such Shareholders Receiving CNET Stock interests in connection with this Agreement, (iii) is a citizen of the country identified on Exhibit A, and (iv) is acquiring the CNET Stock for investment for their accounts, not as nominees or agents, and not with a view to the resale or distribution of any part thereof in a manner that would violate the registration provisions of the Securities Act or any other applicable securities laws.

                  (c) The Shareholders Receiving CNET Stock acknowledge that (i) they have had access to CNET's filings with the U.S. Securities and Exchange Commission, including, without limitation, as available on www.sec.gov, and (ii) they have been given sufficient opportunity to ask questions of representatives of CNET and to receive reasonable additional information to the extent requested in connection with their evaluation of an investment in the CNET Stock.

                  (d) The Shareholders Receiving CNET Stock acknowledge that the CNET Stock will bear a restrictive legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND THE HOLDER HEREOF CANNOT MAKE ANY SALE, ASSIGNMENT, OR OTHER TRANSFER OF SUCH SECURITIES WITHOUT REGISTRATION UNDER OR EXEMPTION FROM SUCH ACTS AND LAWS. THE ISSUER MAY REQUIRE EVIDENCE OF SUCH REGISTRATION OR EXEMPTION PRIOR TO ANY SUCH TRANSFER."

         2.26 Share Certificates. On the Effective Date, the Sellers have deposited with Giovanni M. Rossi stock certificates representing all of the Shares to be held in escrow and delivered on the Closing.

         2.27 Powers of Attorney. All of the Powers of Attorney given by Sellers to Giovanni M. Rossi or Albert de Heer attached hereto as Exhibit H, provide Giovanni M. Rossi or Albert de Heer, as the case may be, authorization to execute and perform this Agreement on behalf of the Sellers executing same and are in full force and effect and have not been revoked.

         2.28 Environmental Matters.

                  (a) Without limiting the generality of the other representations and warranties set forth in this Article II, (i) the Company has conducted its business in compliance with all applicable Environmental Laws (as herein defined), including without limitation by having all Permits required under any Environmental Laws for the operation of its business; (ii) none of the Real Property contains any Hazardous Substance (as herein defined) in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) the Company has not received any notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company may be in violation of, or liable under, any Environmental Law or relating to any of its current or former assets; (iv) no reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law to or from any Real Property or as a result of any activity of the Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or which are in the possession of the Company or the Sellers relating to the activities of the Company or any of the Real Property that have not been delivered to Buyer prior to the date hereof; (vii) there are no underground storage tanks on, in or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property; (viii) there is no asbestos present in any of the Real Property, and no asbestos has been removed from any of the Real Property; and (ix) neither the Company nor any of its assets are subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

                  (b) As used herein, "Environmental Law" means any law, statute, ordinance, rule, regulation, Permit, order, judgment, decree, requirement or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

                  (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law.

         2.29 Employee Benefit Plans.

                  (a) Set forth in Schedule 2.29 attached is a complete and correct list of all employee benefit plans, all plans or policies providing for fringe benefits (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by the Company or any Company affiliate or with respect to which the Company or any Company affiliate has any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director of the Company or any Company affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Benefit Plan," and collectively, the "Employee Benefit Plans").

                  (b) Each Employee Benefit Plan has been operated in compliance with all applicable laws. There are no unfunded liabilities with respect to any Employee Benefit Plan and no withdrawal liability has been incurred that has not been satisfied; and all contributions to each Employee Plan have been timely made.

                  (c) With respect to each Employee Benefit Plan, the Management Shareholders have furnished to CNET true, correct and complete copies of (i) the plan documents (including amendments and summary plan descriptions); (ii) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Benefit Plan; and (iii) all other documents, records or other materials related thereto reasonably requested by Buyer.

                  (d) Other than as made in the written employment agreements identified on Schedule 2.17, no written or oral representations have been made to any employee or officer or former employee or officer of the Company promising or guaranteeing any coverage under any Employee Benefit Plan for any period of time beyond the end of the current plan year.

                  (e) The consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under an Employee Benefit Plan) due to any employee, officer, former employee or former officer of the Company; (ii) require the Company to make a larger contribution to, or pay greater benefits or provide owner rights under, any Employee Benefit Plan than it otherwise would, or (iii) create or give rise to any additional vested rights or serve as credits under any Employee Benefit Plan.

                  (f) No condition exists that would subject CNET, any affiliate or the Company to any excise tax, penalty tax or fine related to any Employee Benefit Plan.

                  (g) Other than routine claims for benefits, there are no actions, suits, claims, audits, or investigations pending or, to the Sellers' knowledge, threatened against, or with respect to, any of the Employee Benefit Plans or their assets; and all contributions required to be made to the Employee Benefit Plans have been made timely.

                  (h) Each Employee Benefit Plan is in compliance with the applicable requirements for reporting and disclosure to participants under applicable laws with respect to that Employee Benefit Plan and all required annual returns and other reports and disclosures that each such Employee Benefit Plan is required to file or furnish to governmental agencies, Employee Benefit Plan participants, or Benefit Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner.

                  (i) All contributions and payments with respect to each Employee Benefit Plan required pursuant to the terms of each Employee Benefit Plan or applicable law have been made on a timely basis.

         2.30 Right of First Refusal. The Sellers do not have any rights of first refusal as previously provided in Article 10 of the Articles of Incorporation of the Company.

         2.31 AAA. Effective on the Closing, the Company shall not have any obligations to A.A.A. Beteiligungs-Invest AG ("A.A.A."), including, without limitation, related to the loan agreement identified on Schedule 2.12.

         2.32 No Misrepresentations. The representations, warranties and statements made by the Sellers in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading. The Sellers and the Company have disclosed to CNET all facts and information material to the proposed purchase of the Shares hereunder that is known to such parties.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers each individually represent and warrant to CNET that:

         3.1 Authority. The Sellers have all requisite legal capacity, power and authority to execute, deliver and perform under this Agreement and all other agreements, certificates and instruments to be executed by the Sellers in connection with or pursuant to this Agreement (collectively, the "Seller Documents"). The execution, delivery and performance by the Sellers of each Seller Document to which it is a party has been duly authorized by all necessary action on the part of the Sellers. This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by the Sellers (to the extent each is a party thereto). This Agreement is, and, upon execution and delivery by the Sellers at the Closing, each of the other Seller Documents will be, a legal, valid and binding agreement of the Sellers (to the extent each is a party thereto), enforceable against each of the Sellers in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

         3.2 Title to Shares. The Sellers own of record and beneficially the Shares in the share amounts set forth next to their respective names on Exhibit A to this Agreement, free and clear of any lien, pledge, security interest, liability, charge or other encumbrance or claim of third parties (the "Liens"). Upon sale of the Shares and delivery of certificates therefor to CNET, CNET will acquire the entire legal and beneficial interest in the Shares, free and clear of any Liens and subject to no legal or equitable restrictions of any kind (except any Liens created by CNET).

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CNET

         CNET represents and warrants to the Sellers that:

         4.1 Organization. CNET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted. CNET is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations, as presently conducted, make such qualification necessary.

         4.2 Authority. CNET has all requisite corporate power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by CNET in connection with or pursuant to this Agreement (collectively, the "CNET Documents"). The execution, delivery and performance by CNET of each CNET Document have been duly authorized by all necessary action on the part of CNET. This Agreement has been, and at the Closing the other CNET Documents will be, duly executed and delivered by CNET. This Agreement is, and, upon execution and delivery by CNET at the Closing, each of the other CNET Documents will be, a legal, valid and binding agreement of CNET, enforceable against CNET in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

         4.3 No Violation. The execution, delivery and performance of the CNET Documents and the consummation of the transactions contemplated thereby will not
(i) conflict with or violate the charter or certificate of incorporation or the bylaws, in each case as amended or restated, of CNET; (ii) conflict with or violate any Laws applicable to CNET or by which any of its properties or assets is bound or subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CNET is a party or by or to which CNET or any of its properties is bound or subject.

         4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of CNET in connection with the sale and purchase of the Shares or any of the other transactions contemplated by the CNET Documents.

         4.5 Brokers. CNET has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

         4.6 CNET Stock. When issued to the Management Shareholders pursuant to the terms hereof, the CNET Stock shall constitute duly authorized, validly issued shares of CNET, fully paid and non-assessable, and the Management Shareholders shall acquire good and marketable title to such CNET Stock, free and clear of any Liens, except for the securities restrictions described in
Section 3.3 hereof or any other restrictions imposed by applicable law.

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

         5.1 Affirmative Covenants of the Company. The Company and the Management Shareholders hereby covenant and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by CNET, the Company will and the Management Shareholders will cause the Company to:

                  (a) operate its business only in the usual and ordinary course consistent with past practices;

                  (b) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its Material Contracts, and Intellectual Property and other material rights, retain the services of its respective officers and key employees and maintain its relationships with its Material Customers and Material Suppliers;

                  (c) use commercially reasonable efforts to maintain and keep its assets in as good condition and repair as at present, ordinary wear and tear excepted;

                  (d) maintain and keep in full force and effect insurance comparable in amount and scope of coverage to that currently in effect; and

                  (e) from the date of this Agreement and to the Closing, promptly supplement or amend the Schedules to this Agreement with respect to any matter that arises or that is required to be set forth or listed in the Schedules or is necessary to complete or correct any information in the Schedules; provided, that for purposes of determining the rights and obligations of the parties hereunder (other than the obligation of the Company under this Section 5.1(e)), any such supplemental or amended disclosure will not be deemed to have been disclosed to CNET unless CNET otherwise expressly consents in writing. CNET shall not unreasonably withhold its consent with respect to any matter that arises after the date of this Agreement and is required to be set forth or listed in the Schedules or is necessary to complete or correct any information in the Schedules, provided however, that CNET's failure to consent shall not be deemed unreasonable if such disclosures would, individually or in the aggregate, impair the value or use of the acquired business or the Company.

         5.2 Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by CNET, from the date of this Agreement until the Closing, the Company will not do, and the Management Shareholders will prevent the Company from doing, any of the following:

                  (a) amend or otherwise modify any of the Material Contracts;

                  (b) (i) effect any reorganization or recapitalization; (ii) issue any capital stock or any option, warrant or similar agreement with respect to its capital stock; (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iv) adopt or propose to adopt any amendments to its Registre du Commerce or Articles of Association;

                  (c) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

                  (d) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

                  (e) take any action that would result in a breach (as of the Closing) of any of the representations and warranties set forth in
         Section 2.12;

                  (f) pay or agree to pay any dividend, distribution, or other payment to any of its stockholders;

                  (g) pay or agree to pay any bonus, incentive compensation, or similar payment to any of its employees or increase the compensation of any stockholder or other employee;

                  (h) make any material expenditure or commitment except in the ordinary course of business consistent with past practice; or

                  (i) agree in writing or otherwise to do any of the foregoing.

         5.3 Restrictive Covenant. The Management Shareholders acknowledge that each was a beneficial owner of the goodwill of the Company. In consideration of the purchase of all of Management Shareholders' stock in the Company and the delivery of Confidential Information to the Management Shareholders, each of the Management Shareholders hereby agrees that, for a period of two years from the Closing Date, the Management Shareholders will not (except in the course of performing authorized duties as an employee of CNET), directly or indirectly, either as an employee, partner, owner, director, adviser or employee or in any other capacity:

                  (a) engage in any business that directly or indirectly involves (i) (A) the collection, organization, or distribution of data related to technology products, (B) developing, designing, implementing or operating (or providing any assistance with respect to the foregoing) any on-line database related to the technology industry or any technology products, or (C) the facilitation of electronic commerce for any Person (collectively, a "Competing Business"), or (ii) the creation of content or complementary services for, or the sale of advertising for, such a Competing Business in any location.

                  (b) solicit or attempt to solicit any existing customer that was a customer of CNET at any time during the two year period following the Closing Date;

                  (c) solicit or attempt to solicit any potential customer that CNET was actively soliciting, or preparing or planning to solicit, at any time during the two year period following the Closing Date;

                  (d) recruit or solicit for employment any person who is, or within the twelve month period preceding the date of such activity was, an employee of CNET.

         Notwithstanding the foregoing, the Management Shareholders may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any entity that owns a Competing Business. Each Management Shareholder represents to CNET that he is willing and able to engage in businesses that are not Competing Businesses hereunder and that enforcement of the restrictions set forth in this section would not be unduly burdensome to him. CNET and each Management Shareholder acknowledge and agree that the restrictions set forth in this section are reasonable as to time, geographic area and scope of activity and do not impost a greater restraint than is necessary to protect the legitimate business interests of CNET. Each Management Shareholder acknowledges that the Company and CNET have an international presence and global market for the Company's products and therefore have need of a worldwide geographic restriction.

         If the provisions of this section are determined through arbitration to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the legitimate business interests of the Company or CNET, then such arbitrator(s) is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of the Company and CNET.

         For purposes of this Section 5.3 only, "Management Shareholders" shall not include Stephen Rees or Giovanni M. Rossi.

         5.4 Confidential Information.

                  (a) The assets of the Company include certain commercially valuable technical and non-technical confidential or proprietary information of the Company (collectively, "Confidential Information"). Confidential Information means all information used by the Company in connection with operating its business that is not generally known to others in similar areas of business, including without limitation: (i) trade secrets, software, work product, processes, analyses and know-how related to the architecture and operation of the Business or the submission, collection or organization of its contents; (ii) customer and prospect lists and other marketing, advertising, pricing, strategic and business plans and information related to the Business; and (iii) information concerning traffic at the Company's Internet sites and financial information concerning the operation of the Business.

                  (b) Each of the Sellers acknowledges and agrees that, following the Closing, the Confidential Information will be the sole and exclusive property of the Company and its affiliates. Following the Closing, none of the Sellers will, directly or indirectly, use any Confidential Information for his own benefit or disclose any Confidential Information to any person, except in the course of performing authorized duties for the Company and its affiliates. At CNET's request after the Closing, the Sellers will promptly deliver to CNET all documents, computer disks and other computer storage devices, computer printouts, manuals and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information that are in his possession or under his control.

         5.5 Access and Information.

                  (a) The Company shall: (i) afford to CNET and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "CNET Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof; (ii) furnish promptly to CNET and the CNET Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by CNET; and (iii) authorize CNET to contact and obtain relevant information from the Company's accountants, material customers and suppliers and any governmental agencies having dealings with the Company.

                  (b) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

         5.6 Appropriate Action; Consents; Filings.

                  (a) Each of CNET, the Sellers and the Company shall use (and shall cause each of their respective subsidiaries and affiliates to use, as applicable) all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (ii) obtain from any Governmental Body or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by CNET or the Company or any of their subsidiaries or affiliates, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Sellers, the Company and CNET shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                  (b) Each of CNET, the Sellers and the Company shall give (or shall cause their respective subsidiaries and affiliates, as applicable, to give) any notices to third parties, and use (and cause their respective subsidiaries and affiliates, as applicable, to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) otherwise required under any Material Contracts, or other agreements in connection with, or in order to allow the Company to continue to be entitled to the benefits thereof following, the consummation of the transactions contemplated hereby. In the event that any party shall fail to obtain any third party consent described above and the parties agree to consummate the transactions contemplated by this Agreement without such consent, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and CNET, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

         5.7 Public Announcements. CNET may issue a press release regarding the consummation of the transactions contemplated by this Agreement and shall consult with the Company before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement. Neither party shall issue any press release or make any public statement prior to such press release, except as otherwise required by applicable Law.

         5.8 Fees, Expenses and Other Payments. At the Closing, CNET will pay all transaction costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to any party hereto and its affiliates) incurred by the Company or the Sellers in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, "Company Expenses"), up to a maximum amount of Fifteen Thousand Dollars U.S. ($15,000 U.S.) (the "Maximum Allowed Expenses"). Any Company Expenses in excess of the Maximum Allowed Expenses, shall be paid by the Management Shareholders to CNET on the Closing by reducing the number of Shares of CNET Stock to be delivered pursuant to Section 1.03 of this Agreement.

         5.9 Release by the Sellers. For the benefit of the Company and CNET, effective upon the Closing, each of the Sellers, for himself and his heirs, executors, administrators, successors and assigns, hereby fully and unconditionally release and forever discharge and hold harmless the Company and its employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, Liabilities and/or damages of every kind and nature whatsoever, whether now existing or known, relating in any way, directly or indirectly, to facts and circumstances that occurred or existed prior to the Closing with respect to the Company, this Agreement or the transactions contemplated hereby, that such Seller may now have or may hereafter claim to have against the Company or any of its employees, officers, directors, successors or assigns; provided, that the foregoing release will not affect any obligations of the CNET to the Sellers under this Agreement or related agreements, or to obligations of the Company arising after the Closing.

         5.10 Affirmative Covenants of CNET. CNET covenants and agrees that:

                  (a) CNET will use commercially reasonable efforts to make all filings in a timely manner which are or may be necessary under the Securities Exchange Act of 1934 and the rules and regulations adopted thereunder and to take such further action as any Management Shareholders may reasonably request, all to the extent required to enable such Management Shareholders to sell CNET Stock received as consideration under Section 1.3 without registration under the Securities Act pursuant to Rule 144.

                  (b) Within thirty (30) days after the Closing Date, CNET will cause to be granted to Albert de Heer, Rudolf de Heer, Eric Blaettler, Constantin Zabrodine and Alexander Kviatkevitch options to buy shares of CNET Stock in the amounts set forth on Exhibit G, which grants shall be effective as of the date each such individual first commences their employment with the Company under their respective Amendment to Employment Agreement (as defined in Section 6.1) and which options shall be at an exercise price determined by the board of directors of CNET, provided that such exercise price shall in no event be higher than the fair market value of CNET's Stock on the Nasdaq National Market as reported in the West Coast Edition of the Wall Street Journal as determined in accordance with the CNET, Inc. 1997 Stock Option Plan.

         5.11 Company Financials. Sellers acknowledge that the Company's Financial Statements will be filed by CNET with the U.S. Securities and Exchange Commission and Management Shareholders agree to assist CNET obtain any necessary consents and take any other necessary actions to permit CNET to make such filings.

         5.12 Directors. The Sellers who are directors of the Company immediately prior to the Closing agree to resign as a director of the Company following Closing upon the request of CNET.

         5.13 Delivery of Originals. Immediately following the Closing, each of the Sellers shall send to CNET by an international courier, the original signature pages, powers of attorney, certificates representing the Shares endorsed as required by Section 1.4(b), and all other documents required hereunder and CNET shall send to the Sellers by an international courier the original signature page and all other documents required hereunder.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         6.1 Conditions to Obligations of CNET. The obligations of CNET under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived in writing by CNET, in whole or in part:

                  (a) Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). CNET shall have received a certificate signed by each of the Sellers, dated the Closing Date, to that effect.

                  (b) The Sellers and the Company shall have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.4. CNET shall have received a certificate signed by each of the Sellers and by an officer of the Company, dated the Closing Date, to that effect.

                  (c) All necessary contractual and governmental consents, approvals, orders or authorizations have been obtained and all necessary contractual or governmental notices have been given.

                  (d) The Company and each of Albert de Heer, Rudolf de Heer, Eric Blaettler, Constantin Zabrodine and Alexander Kviatkevitch will have entered into the amendment to each of the Employment Agreements between such individuals and the Company in effect immediately prior to the Closing which amendment shall be substantially in the form of Exhibit B attached to this Agreement with such changes as may be necessary or appropriate based on Swiss law (the "Amendments to Employment Agreements").

                  (e) There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby or as a result of which CNET could be required to dispose of any assets or operations of CNET, the Company, or their affiliates or to comply with any restrictions on the manner in which CNET, the Company or their affiliates conduct their operations.

                  (f) The Sellers have delivered to CNET executed releases satisfactory to CNET to evidence the release of any Liens, if any, on the assets of the Company other than Liens described in clauses (i) and
         (ii) of Section 2.6(b), and releases satisfactory to CNET to evidence the release of any Liens, if any, on the Shares.

                  (g) Since the Latest Balance Sheet Date, there has not occurred any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of the Business.

                  (h) No Governmental Body or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement; and no such Governmental Body or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

                  (i) Each of the Company and the Sellers shall have obtained each consent and approval necessary in order that the transactions contemplated hereby do not constitute a material breach or violation of, or result in a right of termination or acceleration of any encumbrance on any material portion of the Company's properties or assets, any Material Contract, material arrangement or understanding.

                  (j) All proceedings taken by the Company and all instruments executed and delivered by the Company and the Sellers, as applicable, on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to CNET.

                  (k) CNET has completed its due diligence investigation of the Company's technology and related Intellectual Property, and CNET is satisfied with the results of its investigation in its sole discretion.

                  (l) CNET's Board of Directors has approved the execution and delivery of this Agreement and the transactions contemplated hereby.

                  (m) The Management Shareholders have delivered to CNET a certificate of the secretary of the Company, substantially in the form of Exhibit C to this Agreement.

                  (n) Counsel to the Sellers and the Company shall have delivered to CNET a legal opinion substantially in the form of Exhibit D to this Agreement.

                  (o) The Company's Board of Directors has approved the execution and delivery of this Agreement and the transaction contemplated hereby, including without limitation, the transfer of the Shares and the Company shall have delivered to CNET evidence of such approval which shall be in a form and substance satisfactory to CNET.

                  (p) The Company and the Sellers shall deliver a Schedule setting forth all of the Company Expenses through the Closing.

                  (q) The Management Shareholders shall have delivered to CNET evidence satisfactory to CNET in form and substance, that all of the Company's obligations to A.A.A. have been satisfied, including, without limitation, related to the loan agreement identified on Schedule 2.12.

         6.2 Conditions to Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived in writing by the Sellers, in whole or in part:

                  (a) Each of the representations and warranties of CNET contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The Sellers shall have received a certificate of an officer of CNET, dated the Closing Date, to that effect.

                  (b) CNET shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by CNET pursuant to
         Section 1.4. The Sellers shall have received a certificate of an officer of CNET, dated the Closing Date, to that effect.

                  (c) All necessary governmental consents, approvals, orders or authorizations have been obtained and all necessary governmental notices have been given.

                  (d) CNET and each of Albert de Heer, Rudolf de Heer, Eric Blaettler, Constantin Zabrodine and Alexander Kviatkevitch will have entered into the Amendments to Employment Agreements.

                  (e) No Governmental Body or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement; and no such Governmental Body or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

                  (f) Counsel to CNET shall have delivered to the Shareholders Receiving CNET Stock its written opinion substantially in the form of Exhibit E attached hereto.

                  (g) All proceedings taken by CNET and all instruments executed and delivered by CNET on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to the Company.

                  (h) Receipt of a Federal reference number for the wire of the cash portion of the Purchase Price.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Indemnification of CNET. Notwithstanding any investigation by CNET or its representatives, the Management Shareholders, jointly and severally, will indemnify and hold CNET, its affiliates and their respective directors, officers, employees and agents (collectively, the "CNET Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any CNET Party may suffer or incur as a result of or relating to:

                  (a) the breach of any representation or warranty made by any of the Sellers in this Agreement including, without limitation, in
         Article II and Article III, or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach;

                  (b) the breach of any covenant or agreement of any of the Sellers under this Agreement; or

                  (c) any lawsuit, claim or proceeding of any nature existing at or prior to the Closing, or arising out of any act or transaction of the Company occurring prior to the Closing, or arising out of facts or circumstances that existed at or prior to the Closing that is related to the Company, the assets of the Company or the operation of the business of the Company; provided that the CNET Parties shall not be entitled to indemnification for any Losses to the extent the Management Shareholders are entitled to indemnification under Section 7.3 for such Losses.

provided that, except with respect to the breach or the alleged breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.13, 3.1 and 3.2 for which no such limitation shall apply, the CNET Parties will not be entitled to indemnification under paragraph (a) of this
Section 7.1 unless the aggregate amount of all Losses for which indemnification is sought by the CNET Parties pursuant to such paragraph exceeds One Hundred Thousand U.S. Dollars ($100,000, U.S.) in which case the CNET Parties will be entitled to indemnification for the full amount of such Losses from the first dollar of Loss.

         7.2 Survival. The representations and warranties of the Sellers made in or pursuant to this Agreement and the closing certificates attached as Exhibit I will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the second anniversary of the Closing; provided that (a) the representations and warranties set forth in Sections 2.4, 2.6, 2.13 and 3.2 will survive indefinitely; (b) if the violation of any representation or warranty would constitute a violation of any statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, such representation or warranty will survive until 30 calendar days after the expiration of the statute of limitations applicable to such violation; and (c) any representation or warranty, the violation of which is made the basis of a claim for indemnification pursuant to Section 7.1(a), will survive until such claim is finally resolved if CNET notifies the Sellers of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to

Section 7.1 based on the breach or alleged breach of a representation or warranty may be asserted by CNET after the date on which such representation or warranty expires hereunder.

         7.3 Indemnification of the Management Shareholders. CNET will indemnify and hold the Sellers and their respective directors, managers, employees and agents (collectively, the "Seller Parties") harmless from any and all Losses that any Seller Party may suffer or incur as a result of or relating to (a) the breach of any representation or warranty made by CNET in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach or (b) the breach of any covenant or agreement of CNET; provided that the Management Shareholders will not be entitled to indemnification for any Losses to the extent CNET is entitled to indemnification under Section 7.1 for such Losses.

         7.4 Notice. Any party entitled to receive indemnification under this
Article VII (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

         7.5 Defense of Claims. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; and (c) the Claim does not relate to the Indemnified Party's relationship with its customers or employees. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and
(iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Party has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim.

         7.6 Appointment of Attorney-in-Fact. Each Seller hereby constitutes and appoints Eric Blaettler (the "Representative") its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to take any action for each Seller and in their name, place and stead, in any and all capacities, in connection with any matters related to the indemnification obligations set forth in Article 7 of this Agreement. If Eric Blaettler is, for any reason, unable or unwilling to act or continue to act as Representative, then the Sellers shall appoint another individual to act as successor hereunder. The Representative is hereby fully empowered to determine in its sole and absolute discretion the terms and conditions of any settlement of a claim under this Agreement and any document, agreement or instrument that the Representative may execute pursuant hereto, and it is understood that the Representative may in its sole and absolute discretion determine whether the action in question is in the best interests of each Seller. Each Seller acknowledges and agrees that the powers and authority granted to the Representative are coupled with an interest and shall be irrevocable and remain in full force and effect until the expiration of the indemnification obligations set forth in Article VII of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of CNET and the Sellers; or (b) by either CNET, on the one hand, or the Sellers, on the other hand, if a condition to performance by the terminating party hereunder has not been satisfied or waived prior to August 23, 1999, or (c) by CNET, at any time, if there is pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby or as a result of which CNET could be required to dispose of any assets or operations of CNET, the Company, or their affiliates or to comply with any restriction on the manner in which CNET, the Company or its affiliates conduct their operations, provided that (i) CNET may not terminate this Agreement if the Closing has not occurred because of CNET's willful failure to perform or observe any of its covenants or agreements set forth herein or if CNET is, at such time, in breach of this Agreement, and (ii) the Sellers may not terminate this Agreement if the Closing has not occurred because of the willful failure of the Sellers to perform or observe any of the covenants or agreements set forth herein or if any of the Sellers is, at such time, in breach of this Agreement.

         8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by overnight delivery service or if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

         if to CNET:                               with copies to:

         CNET, Inc.                                Hughes & Luce, L.L.P.
         150 Chestnut Street                       1717 Main Street
         San Francisco, CA 94111                   Suite 2800
         Attention: Chief Financial Officer        Dallas, Texas 75201
         Telecopy: (415) 395-9330                  Attention: R. Clayton Mulford
                                                   Telecopy: (214) 939-5849

         if to the Sellers:

         Byrne-Sutton Bonnard Lawson Meakin &
         Associes
         11, Rue General Dufour
         1204 Geneva, Switzerland
         Attention: Mr. Giovanni M. Rossi
         Telecopy: 41-22-322-25-15


Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

         8.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

         8.5 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Sellers or CNET without the prior written consent of the other parties and any purported assignment or delegation in violation thereof shall be null and void; except that CNET may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of CNET or to CNET. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Section 5.9 and Article VII.

         8.7 Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. All statements of the Sellers contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of the Sellers respectively under this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

         8.8 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         8.9 Knowledge. As used in this Agreement, a matter is within the Company's "knowledge", is otherwise "known" to the Company and the Company is "aware" of a matter if any Management Shareholder or officer of the Company has actual knowledge of such matter or would reasonably be expected to have actual knowledge of such matter following reasonable inquiry of the appropriate employees and agents of the Company.

         8.10 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

         8.11 Drafting. Neither this Agreement nor any provision contained in this Agreement shall be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

         8.12 Usage. Whenever the plural form of a word is used in this Agreement, that word shall include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word shall include the plural form of that word. The term "or" shall not be interpreted as excluding any of the items described. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

         8.13 Dispute Resolution.

                  (a) In the event of any dispute among the parties to this Agreement arising out of or in any way related to this Agreement or the breach, termination or validity thereof, in which the parties are unable to come to a resolution, the parties hereby agree to submit the dispute to final and binding arbitration pursuant to the then current International Arbitration Rules of the American Arbitration Association
         (AAA). The place of such arbitration shall be in New York, New York, U.S.A., and the language of such arbitration shall be English.

                  (b) Any party to this Agreement may at any time initiate an arbitration proceeding by delivering a notice in accordance with the following procedure (an "Arbitration Notice"), within the statute of limitations period which the limitations law of Delaware would apply to the claims of such party. Any Arbitration Notice delivered must be delivered in accordance with Section 8.2 of this Agreement. The Arbitration Notice shall include a description of the dispute, the date on which it first arose, the names of any persons with knowledge of the dispute, and the relief requested by the party initiating the arbitration proceeding hereunder.

                  (c) The arbitrator shall be selected by the parties, however, if the parties are not able to agree on a single arbitrator within fifteen days of the date the Arbitration Notice is received by the other parties, CNET will select one arbitrator and any other parties to such disputes shall collectively select a second arbitrator. CNET and the other parties will each select their arbitrator before the end of the thirteenth day after the first Arbitration Notice is received by the party. The two arbitrators shall jointly select a third arbitrator within fifteen days of the naming of the second arbitrator. The arbitrator or panel of arbitrators is authorized to award any relief which could be awarded by a Delaware court of law hearing the same dispute.

                  (d) Nothing in this Section 8.13 shall preclude any party from applying to a court of competent jurisdiction for interim relief pending final resolution of the underlying dispute through arbitration.

                  (e) Each party hereby waives any right it might otherwise have to a jury trial concerning any matters covered by this Section 8.13.



              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         CNET:

                                         CNET, Inc.

                                         By:      /s/ DOUGLAS N. WOODRUM
                                                  ------------------------------
                                                  Douglas N. Woodrum
                                                  Chief Financial Officer


                                         SELLERS:

                                         /s/ ALBERT DE HEER
                                         ---------------------------------------
                                         Albert de Heer

                                         /s/ RUDOLF DE HEER
                                         ---------------------------------------
                                         Rudolf de Heer

                                         /s/ ERIC BLAETTLER
                                         ---------------------------------------
                                         Eric Blaettler

                                         /s/ CONSTANTIN ZABRODINE
                                         ---------------------------------------
                                         Constantin Zabrodine

                                         /s/ ALEXANDER KVIATKEVITCH
                                         ---------------------------------------
                                         Alexander Kviatkevitch

                                         /s/ MARK BUCKINGHAM
                                         ---------------------------------------
                                         Mark Buckingham

                                         /s/ EVA BUCKINGHAM
                                         ---------------------------------------
                                         Eva Buckingham











                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                    Longlands Group Limited

                                    By: /s/ ANDREY GALENKO
                                       -----------------------------------------
                                        Andrey Galenko
                                        Power of Attorney


                                    /s/ GIOVANNI M. ROSSI
                                    --------------------------------------------
                                    Giovanni M. Rossi

                                    /s/ STEPHEN REES
                                    --------------------------------------------
                                    Stephen Rees


                                    A.A.A. Beteiligungs-Invest AG

                                    By: /s/ MICHAEL TOJNER
                                       -----------------------------------------
                                        Michael Tojner
                                        Managing Director


                                    Initiative Capital SA, Pablo Dana, Martin
                                    Velasco, Donald Cohen, Frits Van Dijk,
                                    Marcuard Cook & Cie SA, Soraya Leonard,
                                    Barry Ross, La Generale Fonciere SA, Lauris
                                    Manfredini, Mark and Veronica Narro, Mike
                                    Hall and Tim Padden, Patrick Hopper, Sam
                                    Fayon, Samuel Kunz, Scott Bere, Trevor
                                    Jones, John and Caroline Griffin, Christophe
                                    Brodard, Gordon Urquhart, Olivier Ernst,
                                    Pacific Orchid Holding, Simon Miller,
                                    Stephen Urquhart, Tradevcogen SA

                                    By: /s/ GIOVANNI M. ROSSI
                                       -----------------------------------------
                                        Giovanni M. Rossi
                                        Power of Attorney


                                    Remy Pfenniger

                                    By: /s/ ALBERT DE HEER
                                       -----------------------------------------
                                        Albert de Heer
                                        Power of Attorney


                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                    COMPANY:

                                    GDT S.A.

                                    By: /s/ GIOVANNI M. ROSSI
                                       -----------------------------------------
                                        Giovanni M. Rossi
                                        Director


                                    By: /s/ STEPHEN REES
                                       -----------------------------------------
                                        Stephen Rees
                                        Director















                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                    Exhibits

A        The Shares
B        Amendment to Employment Agreement
C        Company's Secretary's Certificate
D        Opinion of Counsel to the Sellers and the Company
E        Opinion of Counsel to CNET
F        Management Shareholders
G        Stock Options
H        Powers of Attorney
I        Closing Certificates

Schedules

2.6(a)            Assets
2.10(a)           Financial Statements
2.12              Absence of Certain Changes or Events
2.16              Employee Matters
2.17(a)           Material Contracts
2.18              Material Customers and Material Suppliers
2.19              Registrations and Applications for Intellectual Property
2.24              Insurance
2.29              Employee Benefit Plans